Exhibit 4.1

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER APPLICABLE SECURITIES LAWS. IT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNDER CIRCUMSTANCES THAT WOULD RESULT IN A VIOLATION OF THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 OR SUCH OTHER LAWS.

THIS PROMISSORY NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE. THE ISSUE PRICE IS $7,000,000. THE ISSUE DATE OF THIS PROMISSORY NOTE IS JULY 21, 2011, AND THE YIELD TO MATURITY IS 4.19%.

THIS PROMISSORY NOTE IS SUBJECT TO A CERTAIN INTERCREDITOR AND SUBORDINATION AGREEMENT DATED AS OF JULY 21, 2011 AMONG WELLS FARGO BANK, NATIONAL ASSOCIATION, DIALECTIC CAPITAL MANAGEMENT, LLC, DIALECTIC CAPITAL PARTNERS, LP, DIALECTIC OFFSHORE LTD., DIALECTIC ANTITHESIS PARTNERS, LP, DIALECTIC ANTITHESIS OFFSHORE FUND, LTD., GREAT AMERICAN GROUP WF LLC, GA ASSET ADVISORS LIMITED AND GREAT AMERICAN GROUP, LLC

NON-NEGOTIABLE PROMISSORY NOTE

Principal Amount at Maturity: $7,608,696.00

Issue Price: $7,000,000.00

Original Issue Discount: $608,696.00

Issue Date: July 21, 2011

FOR VALUE RECEIVED, the undersigned, GREAT AMERICAN GROUP, LLC, a California limited liability company (the “Company”), HEREBY UNCONDITIONALLY PROMISES TO PAY to the order of each entity listed on Schedule 1 attached hereto (each a “Fund” and collectively, the “Lender”), on July 31, 2013 the principal sum set forth opposite each Fund’s name in Schedule 1, as such amount may be reduced pursuant to the terms of the Loan Agreement referred to below.

The Company further promises to pay interest on the Loan outstanding hereunder from time to time at the interest rates, and payable on the dates, set forth in the Loan Agreement.

Both principal and any interest are payable to the Lender in lawful money of the United States of America and in same day funds, or such other funds as shall be separately agreed upon by the Company and the Lender as provided in the Loan Agreement, in accordance with the Lender’s payment instructions. All payments hereunder shall be made to the Lender unconditionally in full without set-off, counterclaim or, to the extent permitted by applicable law, other defense, and free and clear of, and without reduction for or on account of, any present and future taxes or withholdings, and all liabilities with respect thereto.

1.

The Lender shall record the date and amount of the Loan made, the amount of principal and any interest due and payable from time to time hereunder, each payment thereof, and the resulting unpaid principal balance hereof, in the Lender’s internal records, and any such recordation shall be conclusive absent manifest error of the accuracy of the information so recorded; provided, however, that the Lender’s failure so to record shall not limit or otherwise affect the obligations of the Company hereunder and under the Loan Agreement to repay the principal of and interest on the Loan.

This promissory note is the Note referred to in, and is subject to and entitled to the benefits of, the Loan Agreement dated as of July 21, 2011 (as amended, modified, renewed or extended from time to time, the “Loan Agreement”) between the Company and the Lender. Capitalized terms used herein shall have the respective meanings assigned to them in the Loan Agreement.

This promissory note is secured by certain Collateral more specifically described in the Loan Agreement and the Collateral Documents.

The Loan Agreement provides, among other things, for acceleration (which in certain cases shall be automatic) of the maturity hereof upon the occurrence of certain stated events, in each case without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived.

This promissory note is subject to prepayment in whole or in part as provided in the Loan Agreement.

THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

GREAT AMERICAN GROUP, LLC

By	/S/ HARVEY M. YELLEN
Title: Member

2.

Schedule 1

Fund	Principal Sum
Dialectic Capital Partners, LP	$2,058,696
Dialectic Offshore Ltd.	$1,350,000
Dialectic Antithesis Partners, LP	2,100,000
Dialectic Antithesis Offshore Fund, Ltd.	$2,100,000

TOTAL:	$7,608,696

3.